Exhibit 99.1

VeriTeQ Completes Transaction with Digital Angel Corporation and Will Continue Trading under Symbol “DIGA” Until Name Change Effected

Digital Angel to Change Name to VeriTeQ Corporation Reflecting Portfolio of Implantable Medical Device Identification and Radiation Therapy Treatments with Multiple FDA Clearances and CE Marks

DELRAY BEACH, FL – July 10, 2013 – VeriTeQ Acquisition Corporation (“VeriTeQ”), a provider of implantable medical device identification and radiation dose measurement technologies, announced today it has completed the Share Exchange Agreement with Digital Angel Corporation (“Digital Angel”) (OTC Market: DIGA) and all VeriTeQ shareholders, whereby Digital Angel has acquired all of the issued and outstanding shares of VeriTeQ’s common stock in exchange for 4,107,592 shares of Digital Angel’s Series B convertible preferred stock, and the VeriTeQ stockholders have become the majority owners of Digital Angel. In conjunction with this announcement, Digital Angel plans to file a Schedule 14C with the U.S. Securities and Exchange Commission. The majority stockholders of Digital Angel took action by written consent to change Digital Angel's name to VeriTeQ Corporation, effect a 1-for-30 reverse stock split, and approve a new stock incentive plan. VeriTeQ will continue to trade under the stock ticker “DIGA” until the reverse stock split and name change are completed, at which time its ticker symbol will change.

VeriTeQ is focused on the unique device identification of implantable medical devices and radiation dose measurement during radiation therapy through its patented and FDA cleared technologies. VeriTeQ’s strong intellectual property portfolio includes more than 100 patents issued, patents pending, and patent licenses. VeriTeQ also has data analytics capabilities related to information gathered by its technologies. With its passive radio frequency identification (“RFID”) microchip, VeriTeQ can enable medical device manufacturers to comply with the FDA Proposed Rule for UDI, specifically the Direct Part Marking requirement for implantable medical devices to be read on demand.

VeriTeQ’s radiation dosimeter, or biodosimetry, technologies include the DVS SmartMarker® and OneDose®. DVS SmartMarker is the world’s first FDA cleared, implantable, wireless radiation sensor, and is used to measure the radiation dose delivered to a patient directly from the site of the tumor during cancer treatment. DVS SmartMarker is cleared for use in breast and prostate cancer patients. Its OneDose® adhesive technology is FDA cleared for use in cancer patients being treated with external beam radiation to measure radiation dose levels at the skin surface. VeriTeQ’s UDI and biodosimetry technologies also have CE marks, which is a key indicator of a product’s compliance with legislation in the European Union.

VeriTeQ’s technology enables data to be transmitted from the company’s scanning devices to a designated third party recipient database and/or electronic health record. Its Office of Medicine and Data Science is focused on linking data from disparate sources with in vivo medical devices to create complete and accurate amalgamations of patient data. Data synthesis and analytics relating directly to patient outcomes and patient safety issues created by linking multiple data sources with granular device data can be used to populate repository systems for hospitals, healthcare providers, insurance companies, Medicare/Medicaid, medical device manufacturers and regulatory authorities. The expertise offered by the Office of Medicine and Data Science can ultimately benefit the patient by providing relevant information and outcomes to medical device manufactures, thereby helping them create safer, more effective devices for patients.

Scott R. Silverman, Chairman and CEO of VeriTeQ, stated, “The executive team at VeriTeQ is very pleased that we are now a publicly traded company and we are excited to bring our important healthcare technologies to patients and providers. We are immediately focused on partnerships with implantable medical device manufacturers to help them comply with FDA’s Proposed Rule for Unique Device Identification through our patented technologies.”

Digital Angel’s board of directors now consists of five directors including Mr. Silverman, Barry M. Edelstein, Michael Krawitz, Daniel E. Penni and Shawn Wooden.

Conference Call

The Company will host a conference call on Monday, July 15, 2013, at 4:15 p.m. ET to discuss the transaction and the Company’s business. Interested participants should call (561) 327-7333 and use passcode 744959. For people unable to participate in the conference call, a digitized replay will be available 24 hours following the conference call on the Company’s website at www.veriteqcorp.com.

About VeriTeQ

VeriTeQ develops innovative, proprietary RFID technologies for implantable medical device identification, and dosimeter technologies for use in radiation therapy treatment. VeriTeQ offers the world's first and only implantable RFID technology used to identify implantable medical devices, in vivo, on demand, at the point of care. VeriTeQ's dosimeters provide patient safety mechanisms while measuring and recording the dose of radiation delivered to a patient in real time. For more information on VeriTeQ, please visit www.veriteqcorp.com.

Statements in this press release about our future expectations, including without limitation, the likelihood of the benefits of the share exchange with Digital Angel; the likelihood that the expertise offered by VeriTeQ’s Office of Medicine and Data Science can ultimately benefit the patient by providing relevant information and outcomes to medical device manufactures, thereby helping them create safer, more effective devices for patients, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. These risks and uncertainties include, without limitation, VeriTeQ’s ability to complete the reverse stock split, the respective parties' performance of their obligations under the Share Exchange Agreement and other factors affecting the execution of the transactions contemplated by the Exchange Agreement, the ability to promptly and effectively integrate the businesses of Digital Angel and VeriTeQ; VeriTeQ’s ability to target the UDI sector, implantable medical device manufacturers, the radiation therapy sector; VeriTeQ’s ability to complete the development of a UDI data acquisition and push technology delivery system capable of providing real-time analytics and outcomes reports; VeriTeQ’s ability to raise capital; as well as other risks. Additional information about these and other factors may be described in future filings with the Securities and Exchange Commission The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Allison Tomek

561-846-7003

atomek@veriteqcorp.com